Exhibit 99

TI Reports 4Q06 and 2006 Financial Results

•	4Q06 TI Revenue Down 8% Sequentially, Up 4% from Year Ago
•	4Q06 EPS of $0.45, Including Research Tax Credit
•	Record TI Revenue and Profit Margins in 2006
•	High-Performance Analog Revenue Growth of 33% in 2006

Conference Call on TI Web Site at 4:30 p.m. Central Time Today
www.ti.com

Except as noted, financial results are for continuing operations. The sale of TI’s former Sensors & Controls business was completed on April 27, 2006, and that business is reported as a discontinued operation. Also, the Educational & Productivity Solutions segment has been renamed Education Technology to more accurately reflect the strategic focus of this business.

DALLAS (Jan. 22, 2007) - Texas Instruments Incorporated (TI) (NYSE: TXN) today reported fourth-quarter 2006 revenue of $3.46 billion. Revenue declined 8 percent compared with the third quarter due to a broad-based decline in company semiconductor product revenue of 5 percent and a seasonal decline in graphing calculator sales. Compared with the same quarter a year ago, revenue grew 4 percent due to higher demand for the company’s semiconductor and calculator products.

For the year, TI revenue grew 16 percent to a record $14.25 billion. Growth was driven primarily by strong demand for the company’s analog products, especially high-performance analog, and DSP products.

In the fourth quarter, earnings per share (EPS) from continuing operations were $0.45. This included a $0.05 EPS benefit from the reinstatement of the federal research tax credit, which was signed into law in December 2006 and was retroactive to the beginning of the year. Also, in the quarter TI signed new patent license agreements to replace agreements that had previously expired. These included catch-up payments resulting in a $0.01 EPS benefit to cover the period between expiration of the prior agreements and signing of the new agreements. EPS included $0.03 of expense for stock-based compensation.

For the year, EPS from continuing operations of $1.69 increased 30 percent from the prior year. EPS in 2006 included a full year of stock-option expense of $0.14 resulting in $0.07 of additional expense compared with the prior year. The company began expensing employee stock options in the third quarter of 2005.

“TI delivered important financial achievements in 2006,” said Rich Templeton, TI president and CEO. “Specifically, our semiconductor revenue grew more than one and a half times faster than the market, our earnings per share increased almost twice as fast as our revenue, and our return on invested capital expanded to 21.5 percent. Most important to these results was our high-performance analog product line, which grew revenue 33 percent and continued to raise the bar on gross margin for the entire company.

“As expected, demand in the fourth quarter of the year was unseasonably weak, and we limited production to reduce our inventories. Even with these pressures, our profitability remained relatively stable, reflecting the benefits of our hybrid manufacturing strategy whereby we outsource to foundries a large part of our most costly production. Challenges continue in the first quarter as we operate in an environment where customers want lower levels of inventory and where growth in the wireless market is skewed to low-priced, basic-featured cell phones instead of higher-priced, full-featured phones.

“Entering 2007, we challenge ourselves to keep improving performance. One way we’ll do this is by changing the way we develop advanced digital process technology. Instead of separately creating our own core technology, we will work collaboratively with our foundry partners to specify and drive the next generations of digital process technology, and we will continue making products on these technologies in our world-class factories. This is a natural extension of our existing relationships with foundries that will increase our R&D efficiency and our capital efficiency while maintaining our responsiveness to customers. Additionally, we will stop production at an older digital factory and move its manufacturing equipment into several of our analog factories to support greater analog output.”

These changes will be made throughout 2007, and when complete are expected to reduce annualized costs by about $200 million. About 500 jobs are expected to be reduced by year end. In total, the company will take restructuring charges of approximately $55 million, about evenly distributed across the four quarters of 2007.

Gross Profit

In the fourth quarter, gross profit was $1.75 billion, or 50.5 percent of revenue. This was a decrease of $184 million from the prior quarter due to lower revenue. It was an increase of $91 million from the year-ago quarter primarily due to lower depreciation in the Semiconductor segment. For the year, gross profit was $7.26 billion, or a record 50.9 percent of revenue. This was a 21 percent increase from the prior year due primarily to higher revenue, as well as lower depreciation, in the Semiconductor segment.

Operating Expenses

In the fourth quarter, research and development (R&D) expense was $556 million, or 16.0 percent of revenue. R&D expense was down 2 percent from the prior quarter due to seasonally lower pay and benefits. R&D expense increased $63 million from the year-ago quarter due to higher investment in new semiconductor technology, particularly for wireless applications. For the year, R&D expense was $2.20 billion, or 15.4 percent of revenue. This was an increase of $209 million from the prior year due to higher investment in new semiconductor technology and $48 million of additional stock-based compensation expense.

Selling, general and administrative (SG&A) expense was $425 million, or 12.3 percent of revenue. SG&A expense decreased 2 percent from the prior quarter due to seasonally lower pay and benefits, partially offset by higher marketing expense. SG&A expense was $21 million higher than the year-ago quarter primarily because of increased marketing expense. For the year, SG&A expense was $1.70 billion. This was an increase of $226 million from the prior year primarily due to the combination of higher marketing expense in the Semiconductor segment and $77 million of higher stock-based compensation expense.

Operating Profit

In the fourth quarter, operating profit was $767 million, or 22.1 percent of revenue. This was a decrease of $163 million from the prior quarter primarily due to lower gross profit in the Semiconductor segment. Operating profit was up slightly from the year-ago quarter. For the year, operating profit was $3.37 billion, or a record 23.6 percent of revenue. This was an increase of $808 million, or 32 percent, due to higher gross profit in the Semiconductor segment.

In the fourth quarter, total stock-based compensation expense of $78 million, or 2.3 percent of revenue, was included in Corporate. This was about even with the prior quarter and a $7 million decrease from the year-ago quarter. For the year, total stock-based compensation was $332 million. This was an increase of $157 million from the prior year, as 2006 was the first full year for employee stock-option expensing, which the company began in the third quarter of 2005.

Other Income (Expense) Net (OI&E)

In the fourth quarter, OI&E was $70 million. This was an increase of $15 million from the prior quarter and an increase of $19 million from the year-ago quarter, both due to the settlement of all remaining matters related to grants from the Italian government regarding TI’s former memory business operations. For the year, OI&E was $265 million. This was an increase of $60 million from 2005 primarily due to higher interest income.

Net Income

In the fourth quarter, income from continuing operations was $671 million, or $0.45 per share. For the year, income from continuing operations was $2.64 billion, or $1.69 per share. Net income was $4.34 billion, or $2.78 per share. This includes $1.09 per share from discontinued operations, almost all of which was from the gain on the sale of the company’s former Sensors & Controls business.

The fourth quarter included a cumulative adjustment to income tax expense for the federal research tax credit, which was signed into law in December and was retroactive to the beginning of the year. The overall tax rate, including discrete items and the research tax credit, was 27 percent for 2006.

Orders

TI orders were $3.08 billion. This was a decrease of $352 million from the prior quarter and a decrease of $411 million from the year-ago quarter. The decreases were primarily due to lower demand for DSP and DLP® products in the company’s Semiconductor segment. For the year, TI orders were $14.02 billion. This was an increase of $1.17 billion from the prior year primarily due to higher demand for the company’s analog products.

Cash

In the fourth quarter, cash flow from operations was $846 million. This was an increase of $427 million from the prior quarter primarily due to changes in working capital. For the year, cash flow from operations was $2.45 billion. This was a decrease of $1.15 billion from the prior year primarily due to changes in working capital, particularly for the payment of income taxes related to the gain on the sale of the company’s former Sensors & Controls business, that more than offset higher income from continuing operations.

Total cash (cash and cash equivalents plus short-term investments) was $3.72 billion at the end of the fourth quarter. This was down $467 million from the end of the prior quarter and down $1.61 billion from the end of 2005. In the fourth quarter, the company used $1.13 billion to repurchase 37 million shares and paid $59 million in dividends. For the year, the company used $5.30 billion to repurchase 172 million shares, reducing shares outstanding by 9 percent. In 2006, the company received $3.00 billion of cash from the sale of its former Sensors & Controls business.

Capital Spending and Depreciation

In the fourth quarter, capital expenditures were $214 million. This was a decrease of $62 million from the prior quarter and a decrease of $120 million from the year-ago quarter.  TI’s capital expenditures in the fourth quarter were primarily for equipment used in the assembly and test of semiconductors. For the year, capital expenditures were $1.27 billion. This was about the same as the prior year. TI’s 2006 capital expenditures were primarily for equipment used in the assembly and test of semiconductors, as well as for advanced wafer fabrication equipment used to manufacture semiconductors.

In the fourth quarter, depreciation was $249 million. This was a decrease of $17 million from the prior quarter and a decrease of $87 million from the year-ago quarter. For the year, depreciation was $1.05 billion. This was a decrease of $294 million compared with 2005. About half of this decline was due to the company’s change at the beginning of 2006 from an accelerated to a straight-line method of depreciation.

Accounts Receivable and Inventories

Accounts receivable were $1.77 billion at the end of the fourth quarter. This was a decrease of $315 million from the prior quarter primarily due to lower revenue. Accounts receivable increased $126 million from the year-ago quarter primarily due to higher revenue. Days sales outstanding were 46 at the end of the fourth quarter compared with 50 at the end of the prior quarter and 45 at the end of 2005.

Inventory was $1.44 billion at the end of the fourth quarter. This was a decrease of $54 million from the prior quarter as the company reduced production levels. Compared with a year ago, when inventory was below desired levels, inventory increased $252 million. Days of inventory at the end of the fourth quarter were 75 compared with 73 at the end of the prior quarter and 64 a year ago.

Outlook

TI intends to provide a mid-quarter update to its financial outlook on March 12, 2007, by issuing a press release and holding a conference call. Both will be available on the company’s web site.

For the first quarter of 2007, TI expects revenue to be in the following ranges:

•	Total TI, $3.01 billion to $3.28 billion;
•	Semiconductor, $2.95 billion to $3.20 billion; and
•	Education Technology, $60 million to $80 million.

TI expects earnings per share to be in the range of $0.28 to $0.34.
In 2007, TI expects: the annual effective tax rate to be about 28 percent, expense for R&D to be about $2.3 billion, capital expenditures to be about $0.9 billion, and depreciation to be about $1.0 billion.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Income
(Millions of dollars, except per-share amounts)

	For Three Months Ended			For Years Ended
	Dec. 31, 2006	Sept. 30, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005

Net revenue	$3,463	$3,761	$3,324	$14,255	$12,335
Cost of revenue (COR)	1,715	1,829	1,667	6,996	6,319
Gross profit	1,748	1,932	1,657	7,259	6,016
Gross profit % of revenue	50.5%	51.4%	49.8%	50.9%	48.8%
Research and development (R&D)	556	570	493	2,195	1,986
R&D % of revenue	16.0%	15.2%	14.8%	15.4%	16.1%
Selling, general and administrative (SG&A)	425	432	404	1,697	1,471
SG&A % of revenue	12.3%	11.5%	12.1%	11.9%	11.9%
Total operating costs and expenses	2,696	2,831	2,564	10,888	9,776
Profit from operations	767	930	760	3,367	2,559
Operating profit % of revenue	22.1%	24.7%	22.9%	23.6%	20.7%
Other income (expense) net	70	55	51	265	205
Interest expense on loans	1	1	2	7	9
Income from continuing operations before income taxes	836	984	809	3,625	2,755
Provision for income taxes	165	298	187	987	582
Income from continuing operations	671	686	622	2,638	2,173
Income from discontinued operations, net of income taxes	(3)	16	33	1,703	151
Net income	$668	$702	$655	$4,341	$2,324

Basic earnings per common share:
Income from continuing operations	$.46	$.46	$.39	$1.73	$1.33
Net income	$.45	$.47	$.41	$2.84	$1.42

Diluted earnings per common share:
Income from continuing operations	$.45	$.45	$.38	$1.69	$1.30
Net income	$.45	$.46	$.40	$2.78	$1.39

Average shares outstanding (millions):
Basic	1,469	1,506	1,606	1,528	1,640
Diluted	1,499	1,537	1,643	1,560	1,671

Cash dividends declared per share of common stock	$.040	$.030	$.030	$.130	$.105

Stock-based compensation expense included in continuing operations:

COR	$15	$15	$17	$64	$32
R&D	24	24	27	101	53
SG&A	39	40	41	167	90
Profit from operations	$78	$79	$85	$332	$175
% of revenue	2.3%	2.1%	2.6%	2.3%	1.4%

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Balance Sheets
(Millions of dollars, except share amounts)

	Dec. 31, 2006	Sept. 30, 2006	Dec. 31, 2005
Assets
Current assets:
Cash and cash equivalents	$1,183	$1,430	$1,214
Short-term investments	2,534	2,754	4,116
Accounts receivable, net of allowances of ($26), ($29) and ($34)	1,774	2,089	1,648
Raw materials	105	117	83
Work in process	930	946	813
Finished goods	402	428	289
Inventories	1,437	1,491	1,185
Deferred income taxes	741	666	619
Prepaid expenses and other current assets	181	190	135
Assets of discontinued operations	4	1	495
Total current assets	7,854	8,621	9,412
Property, plant and equipment at cost	7,751	7,890	8,374
Less accumulated depreciation	(3,801)	(3,901)	(4,644)
Property, plant and equipment, net	3,950	3,989	3,730
Equity and other investments	287	270	236
Goodwill	792	792	677
Acquisition-related intangibles	118	131	60
Deferred income taxes	601	411	393
Capitalized software licenses, net	188	175	243
Overfunded retirement	58	--	--
Prepaid retirement costs	--	308	199
Other assets	82	88	113
Total assets	$13,930	$14,785	$15,063

Liabilities and Stockholders’ Equity
Current liabilities:
Loans payable and current portion of long-term debt	$43	$43	$301
Accounts payable	560	744	702
Accrued expenses and other liabilities	1,029	1,066	948
Income taxes payable	284	458	154
Accrued profit sharing and retirement	162	118	121
Liabilities of discontinued operations	--	--	151
Total current liabilities	2,078	2,429	2,377
Long-term debt	--	--	329
Underfunded retirement	208	--	--
Accrued retirement costs	--	67	136
Deferred income taxes	23	14	23
Deferred credits and other liabilities	261	248	261
Total liabilities	2,570	2,758	3,126
Stockholders’ equity:
Preferred stock, $25 par value. Authorized -- 10,000,000 shares. Participating cumulative preferred. None issued.	--	--	--
Common stock, $1 par value. Authorized -- 2,400,000,000 shares. Shares issued: December 31, 2006 -- 1,739,108,694; September 30, 2006 -- 1,739,102,544; December 31, 2005 -- 1,738,780,512	1,739	1,739	1,739
Paid-in capital	885	820	742
Retained earnings	17,529	16,927	13,394
Less treasury common stock at cost: Shares: December 31, 2006 -- 289,078,450; September 30, 2006 -- 255,218,212; December 31, 2005 -- 142,190,707	(8,430)	(7,413)	(3,856)
Accumulated other comprehensive loss	(363)	(45)	(81)
Unearned compensation	--	(1)	(1)
Total stockholders’ equity	11,360	12,027	11,937
Total liabilities and stockholders’ equity	$13,930	$14,785	$15,063

Presentation reflects adoption of Statement of Financial Accounting Standards No. 158 in the fourth quarter of 2006.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Millions of dollars)

	For Three Months Ended			For Years Ended
	Dec. 31, 2006	Sept. 30, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005
Cash flows from operating activities:
Net income	$668	$702	$655	$4,341	$2,324
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:
Less (income)/loss from discontinued operations	3	(16)	(33)	(1,703)	(151)
Depreciation	249	266	336	1,052	1,346
Stock-based compensation	78	79	85	332	175
Amortization of capitalized software	25	26	33	110	126
Amortization of acquisition-related intangibles	13	15	13	59	55
Deferred income taxes	(77)	(46)	(93)	(200)	(194)
Increase/(decrease) from changes in:
Accounts receivable	315	(149)	105	(116)	(127)
Inventories	54	(156)	(111)	(248)	(23)
Prepaid expenses and other current assets	(7)	(4)	30	(96)	111
Accounts payable and accrued expenses	(209)	82	(24)	(104)	254
Income taxes payable	(156)	(377)	99	(716)	35
Accrued profit sharing and retirement	30	41	15	28	(140)
Noncurrent accrued retirement costs	(94)	(65)	(180)	(210)	(159)
Other	(46)	21	(50)	(76)	(29)
Net cash provided by operating activities of continuing operations	846	419	880	2,453	3,603

Cash flows from investing activities:
Additions to property, plant and equipment	(214)	(276)	(334)	(1,272)	(1,288)
Proceeds from sales of assets	14	--	--	3,000	42
Purchases of cash investments	(1,275)	(1,330)	(2,690)	(6,821)	(5,851)
Sales and maturities of cash investments	1,509	2,585	1,887	8,418	5,430
Purchases of equity investments	(7)	(11)	(4)	(40)	(17)
Sales of equity and debt investments	2	--	14	11	53
Acquisition of businesses, net of cash acquired	--	--	--	(205)	--
Net cash provided by (used in) investing activities of continuing operations	29	968	(1,127)	3,091	(1,631)

Cash flows from financing activities:
Proceeds from loans and long-term debt	--	--	275	--	275
Payments on loans and long-term debt	--	--	(1)	(586)	(11)
Dividends paid on common stock	(59)	(46)	(48)	(199)	(173)
Sales and other common stock transactions	51	89	128	419	461
Excess tax benefit from stock option exercises	15	21	17	100	59
Stock repurchases	(1,130)	(1,695)	(870)	(5,302)	(4,151)
Net cash used in financing activities of continuing operations	(1,123)	(1,631)	(499)	(5,568)	(3,540)

Cash flows from discontinued operations:
Operating activities	--	--	28	7	169
Investing activities	--	--	(13)	(16)	(56)
Net cash provided by (used in) discontinued operations	--	--	15	(9)	113

Effect of exchange rate changes on cash	1	(4)	4	2	6
Net decrease in cash and cash equivalents	(247)	(248)	(727)	(31)	(1,449)
Cash and cash equivalents, beginning of period	1,430	1,678	1,941	1,214	2,663
Cash and cash equivalents, end of period	$1,183	$1,430	$1,214	$1,183	$1,214

Business Segment Net Revenue
(Millions of dollars)

	For Three Months Ended			For Years Ended
	Dec. 31, 2006	Sept. 30, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005

Semiconductor	$3,385	$3,579	$3,257	$13,730	$11,829
Education Technology	78	182	67	525	506
Total net revenue	$3,463	$3,761	$3,324	$14,255	$12,335

Business Segment Profit (Loss)
(Millions of dollars)

	For Three Months Ended			For Years Ended
	Dec. 31, 2006	Sept. 30, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005

Semiconductor	$908	$1,008	$912	$3,831	$2,808
Education Technology	19	83	10	200	188
Corporate activities	(160)	(161)	(162)	(664)	(437)
Profit from operations	$767	$930	$760	$3,367	$2,559

Profit from operations in Corporate includes, in millions of dollars, stock-based compensation expense of $78, $79 and $85 for fourth quarter and third quarter of 2006 and fourth quarter of 2005, and $332 and $175 for years ended December 31, 2006 and 2005.

Profit from operations from Semiconductor for the year ended December 31, 2006, includes, in millions of dollars, second-quarter benefits of $60 from a royalty settlement and $57 from a sales tax refund.

Semiconductor

•
Revenue in the fourth quarter was $3.39 billion. This was a decrease of 5 percent from the prior quarter due to a broad-based decline in demand. Compared with a year ago, revenue increased 4 percent primarily due to higher demand for analog products. For the year, Semiconductor revenue was $13.73 billion. This was an increase of 16 percent due to higher demand for analog products, especially high-performance analog, and DSP products.

o
In the fourth quarter, analog revenue was down 4 percent from the prior quarter primarily due to a broad-based decline in demand. Analog revenue increased 9 percent from the year-ago quarter primarily due to demand for high-performance analog products. Revenue from high-performance analog products declined 4 percent from the prior quarter and increased 22 percent from a year ago.  For the year, analog revenue increased 18 percent primarily due to demand for high-performance analog products. Revenue from high-performance analog products increased 33 percent primarily due to market-share gains. In 2006, about 40 percent of total Semiconductor revenue came from analog.

o
In the fourth quarter, DSP revenue was down 11 percent from the prior quarter primarily due to lower demand for wireless products. DSP revenue decreased 2 percent from the year-ago quarter primarily due to lower demand for broadband residential gateway as well as wireless products. For the year, DSP revenue increased 16 percent due to demand for wireless products. In 2006, about 40 percent of total Semiconductor revenue came from DSP.

o
In the fourth quarter, TI’s remaining Semiconductor revenue was 2 percent higher than the prior quarter due to higher royalties. Revenue was lower for RISC microprocessors, DLP products, standard logic products and microcontrollers. TI’s remaining Semiconductor revenue increased 5 percent from the year-ago quarter due to higher royalties and standard logic revenue. Revenue from RISC microprocessors, DLP products and microcontrollers was about even with the year-ago quarter. For the year, TI’s remaining Semiconductor revenue increased 14 percent as growth in standard logic products, DLP products, RISC microprocessors and microcontrollers more than offset a decline in royalties.

•
In the fourth quarter, gross profit was $1.73 billion, or 51.1 percent of revenue. This was a decrease of $113 million from the prior quarter due to lower revenue and an increase of $85 million from the year-ago quarter primarily due to lower depreciation. For the year, gross profit was $7.05 billion, or 51.3 percent of revenue. This was an increase of $1.28 billion, or 22 percent, due to higher revenue, as well as lower depreciation.

•
In the fourth quarter, operating profit was $908 million, or 26.8 percent of revenue. This was a decline of $100 million from the prior quarter due to lower gross profit. Operating profit was about even with the year-ago quarter. For the year, operating profit was $3.83 billion, or a record 27.9 percent of revenue. This was an increase of $1.02 billion due to higher gross profit.

•
Semiconductor orders were $3.00 billion. This was a decrease of 9 percent from the prior quarter and 12 percent from the year-ago quarter due to lower demand for DSP and DLP products. For the year, Semiconductor orders were $13.49 billion. This was an increase of 9 percent due to higher demand for analog products.

Semiconductor Highlights

•
TI announced “eCosto,” a single-chip cell-phone technology that will lower the system costs of advanced multimedia phones, making them more affordable for the mass market.  The first product in the new “eCosto” platform integrates an OMAPTM applications processor and the modem function, using TI’s differentiated digital RF processor (DRPTM) technology. The product will be manufactured using a 65-nanometer CMOS process and will support the GSM, GPRS and EDGE wireless standards.

•
TI began sampling four new DaVinciTM processors specifically tuned for the automotive, video security and video telephony markets. The DSP-based digital media processors offer improved video performance with a 50 percent cost reduction over previous generations of TI’s digital media processors.

•
TI introduced two new high-performance analog precision operational amplifiers for the high-voltage industrial market. The first devices developed with TI’s BiCom3HV silicon germanium process technology, these 36-volt amplifiers deliver significant improvements in power consumption, bandwidth and package size.

Education Technology

•
In the fourth quarter, revenue was $78 million. This was a decrease of $104 million from the prior quarter due to the seasonal decline for graphing calculators with the end of the back-to-school season. It was an increase of $11 million from the year-ago quarter due to stronger demand for graphing calculators. For the year, revenue was $525 million. This was a 4 percent increase due to higher demand for graphing calculators.

•
In the fourth quarter, gross profit was $45 million, or 57.7 percent of revenue. Gross profit decreased $71 million from the prior quarter due to lower revenue, and increased $10 million from the year-ago quarter primarily due to higher revenue. For the year, gross profit of $321 million, or a record 61.1 percent of revenue, increased $21 million primarily due to higher revenue, as well as product cost reductions.

•
In the fourth quarter, operating profit was $19 million, or 23.9 percent of revenue. This was a decrease of $64 million compared with the prior quarter due to lower gross profit. It was an increase of $9 million from the year-ago quarter due to higher gross profit. For the year, operating profit was $200 million, or a record 38.0 percent of revenue. This was an increase of $12 million due to higher gross profit.

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of the Company or its management:

•	Market demand for semiconductors, particularly for analog chips and digital signal processors in key markets such as communications, entertainment electronics and computing;

•
TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;

•	TI’s ability to compete in products and prices in an intensely competitive industry;
•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;

•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;
•
Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;
•	Availability and cost of raw materials, utilities and critical manufacturing equipment;
•
Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
•	Customer demand that differs from company forecasts;
•	The financial impact of inadequate or excess TI inventories to meet demand that differs from projections;
•	Product liability or warranty claims, or recalls by TI customers for a product containing a TI part;
•	TI’s ability to recruit and retain skilled personnel; and
•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services.

For a more detailed discussion of these factors, see the text under the heading “Risk Factors” in Item 1A of the Company’s most recent Form 10-K. The forward-looking statements included in this release are made only as of the date of publication, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

Texas Instruments Incorporated provides innovative DSP and analog technologies to meet our customers’ real world signal processing requirements. In addition to Semiconductor, the company includes the Education Technology business. TI is headquartered in Dallas, Texas, and has manufacturing, design or sales operations in more than 25 countries.

Texas Instruments is traded on the New York Stock Exchange under the symbol TXN. More information is located on the World Wide Web at www.ti.com.

TI Trademarks:
DLP
OMAP
DRP
DaVinci

Other trademarks are the property of their respective owners.